Chemesis International Inc. Acquires 19.9% Equity Stake in GSRX Industries Inc.

GSRX Operates Six Dispensaries; 5 in Puerto Rico and 1 in California with Major Expansion Plans

GSRX Signs Exclusive Manufacturing Agreement with Chemesis

DORADO, Puerto Rico, April 01, 2019 (GLOBE NEWSWIRE) — Chemesis International Inc. (CSE: CSI) (OTC: CADMF) (FRA: CWAA) (the “Company” or “Chemesis”), announces that it has entered into an agreement (“Agreement”) to acquire 19.9% of the outstanding common stock of GSRX Industries Inc. (“GSRX”) (OTCQB: GSRX). Through its various subsidiaries, GSRX is in the business of acquiring, developing and operating retail cannabis dispensaries in Puerto Rico and California. GSRX also operates one Pure and Natural retail kiosk and is in the process of launching two additional hemp based non-THC CBD retail store fronts in Tennessee and Texas.

Chemesis has extensive manufacturing, processing and extraction capabilities, which ties together with GSRX’s ability to professionally operate dispensaries and CBD stores. This will greatly expand Chemesis’ footprint in strategic locations, specifically Puerto Rico, California, Tennessee and Texas for both THC and hemp based non-THC CBD products. As part of the Agreement, GSRX has granted Chemesis a right of first refusal to manufacture GSRX’s current and future production requirements in all jurisdictions where Chemesis has production capabilities that will meet the demand of its location and product growth. GSRX also will ensure that there is dedicated shelf space for Chemesis’ brands and products at each GSRX licensed THC dispensary and CBD store.

Recently GSRX raised its first quarter 2019 consolidated revenue guidance to USD $2.7m-$2.9m. GSRX has five additional pre-qualified dispensary locations at various phases of development and construction for initial expansion in Puerto Rico.

“Led by seasoned retail veteran Mr. Leslie Ball, GSRX has developed a retail strategy that fits incredibly well with Chemesis and complements its extraction and manufacturing abilities by providing expanded sales channels for Chemesis with additional retail access into key markets,” said Edgar Montero, Chief Executive Officer of Chemesis. “The Company believes GSRX will allow it to move into a retail fulfilment strategy that will drive revenues, increase exposure to our brands, and also enable us to penetrate new markets. The professionalism with which GSRX operates its retail store fronts separates the company from its competitors, and we believe this partnership will mutually benefit both companies and their shareholders.”

“We are very pleased to complete this share exchange which will provide increased financial strength to both companies,” said GSRX’s CEO, Leslie Ball. “With the exchange, GSRX ensures an ongoing, quality supply chain for its growing family of dispensaries, while Chemesis is guaranteed retail distribution access in key markets that only GSRX can provide. Both companies win, and our shareholders benefit from this alliance as well.”

Before joining GSRX in 2017, CEO Leslie Ball most recently served as Chief Executive Officer of Corral West Ranchwear, which expanded to 140 locations throughout the U.S. under his leadership. Prior to his time at Corral West, Ball spent 22 years at Macy’s, the largest U.S. department store by retail sales, where he served in various roles including President, Macy’s East, Macy’s Wholesale & Macy’s South as well as CEO, Macy’s Midwest.

Pursuant to the terms of this acquisition, GSRX Industries Inc. will issue 11,666,998 common shares to Chemesis, which is equal to 19.9% of GSRX’s outstanding common shares. GSRX has also granted Chemesis a pre-emptive right to maintain such ownership percentage. In exchange, Chemesis will issue 7,291,874 common shares to GSRX. The shares exchanged under this transaction shall be subject to a mutual 36-month leak-out schedule.

About GSRX Industries Inc.

GSRX Industries Inc. (OTCQB:GSRX), through its subsidiaries, is in the business of acquiring, developing and operating retail cannabis dispensaries and is in the process of expanding its business to include the manufacture and delivery of cannabis and cannabinoid products. Currently, GSRX operates five cannabis dispensaries in Puerto Rico under the name Green Spirit RX, one dispensary in California under the name The Green Room, and has five additional pre-qualified locations in Puerto Rico, all of which are in various phases of development and construction. GSRX also owns and operates the e-commerce site GetPureAndNatural.com, which offers a broad range of pharmaceutical-grade CBD products.

About Chemesis International Inc.

Chemesis International Inc. is a vertically integrated global leader in the cannabis industry, currently operating within California, Puerto Rico, and Colombia.

Chemesis is developing a strong foothold in key markets, from cultivation, to manufacturing, distribution and retail. Chemesis has facilities in both Puerto Rico and California, allowing for cost effective production and distribution of its products. In addition, Chemesis leverages exclusive brands and partnerships and uses the highest quality extraction methods to provide consumers with quality cannabis products.

Chemesis will add shareholder value by exploring opportunities in emerging markets while consistently delivering quality product to its consumers from seed to sale.

Forward-Looking Statements

This press release contains forward-looking statements. Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, anticipated revenues, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement except where applicable law requires us to update these statements. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information.

Contact:

Paul Gendreau

PGPR

paul@pgprmedia.com

678-807-7945